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                                                                    Exhibit 10.4

                                                                    JULY 9, 2000

                       Memorandum of Understanding (MOU)
                       ---------------------------------

1.       1.1      Pursuant to this MOU to be signed by the parties ("MOU"),
                  Agronaut will purchase two (2) 40 foot GrowTech 2000 for automatic growing of lettuce (hereinafter "Initial Machines") for US$50,000 each, for beta-site tests.
         1.2      The terms of payment for the Initial Machines will be a 50%
                  down payment upon placement of the order, not later than 10 days from signing of this MOU, and the balance by an irrevocable letter of credit, approved by Bank Leumi, payable
                  FOB.
         1.3      The two Initial Machines will be shipped FOB from Israel
                  during January 2001.

2.       2.1      A six-month experimental stage for the growing of lettuce (the
                  "Experimental Stage") will commence upon the arrival of the two Initial Machines in Singapore.
         2.2      OrganiTech will provide full support, including the services of an engineer, as long as necessary during the Experimental
                  Stage.
         2.3      Argonaut will fully finance all the costs and expenses during the Experimental Stage including the living cost, expenses and three flights to and from Israel of the OrganiTech employee in Singapore,

3.       Model Farm
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         3.1      Agronaut is committed to purchase an additional fifteen (15)
                  Machines ("Model Farm Machines") for the model farm that Agronaut will establish in Singapore for experiments, further beta-site tests and marketing (hereinafter: "Model Farm"). The price for the Model Farm Machines will be US$75,000 for each Model Farm Machine.
         3.2 The Model Farm Machines will be fully paid by an irrevocable Letter of Credit ("Additional LC") LC, approved by Bank Leumi, payable FOB.
                  Agronaut is committed to provide Organitech with this Additional LC not later than six months from the date of arrival of the two Initial Machines to Singapore (referenced in Section I above). Agronaut will make all efforts to provide the Additional LC as soon as possible.
         3.3 If Agronaut is not satisfied with the two Initial Machines due to reasonable technical reasons or the machines are not to the satisfaction of Agronaut, from the tests performed by the Initial Machines, Agronaut will be released from the commitments in sections 3.1, 3.2 above upon written notice by Agronaut to Organitech of their dissatisfaction.
                  In this case, Agronaut will return the two Initial Machines to Organitech within 30 days of said notification, Organitech will return US$75,000 to Agronaut upon receipt of the two Initial Machines and Agronaut will lose all its rights pursuant to this MOU and the Agreement (defined in section 6).
         3.4 OrganiTech will support the Model Farm for five years from the signing of this MOU at a price calculated on the basis of cost plus 10% profit.



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4.       Agronaut will have exclusive rights for sales and marketing of the
         Machines in Singapore for six years, effective the day of signing of this MOU, subject to the purchasing of the two Initial Machines and the fifteen Model Farm Machines during the next 18 months.

5. The price and payment conditions for any additional Machines are as follows:

         5.1 Each additional Machine will cost Agronaut US$100,000 each (FOB price), excluding those Machines for sale in Japan.
         5.2 The terms of payment for any of the Machines will be a 50% down payment upon placement of the order and the balance by an irrevocable letter of credit, approved by Bank Leumi, payable FOB.

6.       6.1      A final and detailed agreement will be signed by the end of
                  December 2000 ("Agreement").
         6.2      The Agreement shall contain references to warranties,
                  disclaimers, specifications, normal wear and tear, negligence and terms regarding the usual manner and custom in the business in determining the amount to be repaid to Agronaut including but not limited to the terms in Section 3.3 above.

7. The following rights will be granted to Agronaut in Japan and China only if Agronaut will purchase and operate the two Initial Machines and the fifteen Model Farm Machines in accordance with this MOU by July 1, 2001, and thirteen additional Machines by June 1, 2002:
         7.1 During the first five years after the signing of this MOU Agronaut will be allowed to perform marketing actions in Japan. However, contract and sales shall be conditioned upon the advance written approval of OrganiTech.
         7.2 If OrganiTech will decide to market the Machines in Japan without Agronaut, OrganiTech, during the first five years after the signing of this MOU, will pay Agronaut 3% of its income derived and received from the Japanese market (after reduction of insurance cost and shipping cost) up to aggregate amount of US$1 Million. After that sum is reached, OrganiTech will pay Agronaut 1.5% of its income derived and received from the Japanese market (after reduction of insurance and shipping costs).

8. Agronaut will be entitled to non-exclusive marketing rights in Indonesia, Malaysia, Thailand, Hong-Kong, Taiwan, Brunei, Palau, East Timor and Micronesia from the date of the signing of this MOU until July 1, 2002. If by that date (July 1, 2002) Agronaut has purchased an aggregate of thirty (30) Machines (including the two Initial Machines and the fifteen Model Farm Machines) their non-exclusive marketing rights shall be extended until July 1, 2003.
         If by that date (July 1, 2003) Agronaut has purchased thirty five (35) additional Machines their non-exclusive marketing rights shall be extended until June 1, 2004.
         If by that date (July 1, 2004) Agronaut has purchased thirty five (35) additional Machines their non-exclusive marketing rights shall be extended until July 1, 2005.



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9.       In the event that Agronaut will be entitled to the non-exclusive rights as set forth above, Organitech, if it sells Machines to any other firms in the nine above mentioned countries during the period of said non-exclusivity, will be required to sell those Machines for FOB price that will be no lower than ten percent (10%) above the price paid by Agronaut for said Machines.

10. Organitech will be entitled to send customers from Europe, USA and other countries to the Model Farm for demonstration.

11.      11.1    Agronaut undertakes to secure the secrecy of Organitech's Know-
                 how and technology.
         11.2    Agronaut undertakes not to compete, directly or indirectly, with Organitech's product lines for a period of ten years.

12. Agronaut will provide full service and customer support to Agronaut's clients.

13. This MOU cancels all prior written and or verbal agreements and understandings between the parties.

14. Agronaut will share with Organitech all the commercial and technical information that Agronaut will gain. Agronaut will provide a written report to Organitech every month.




/s/  Agronaut                                   /s/ OrganiTech
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Agronaut                                        OrganiTech




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